EXHIBIT 99.1

RPX ANNOUNCES ANDREW AFRICK TO JOIN BOARD OF DIRECTORS

SAN FRANCISCO – July 14, 2016 – RPX Corporation (NASDAQ: RPXC) (the “Company”), ), the leading provider of patent risk management and discovery management solutions, today announced that it has appointed Andrew D. Africk to its Board of Directors. With the addition of Mr. Africk, RPX’s Board of Directors will now include eight directors, seven of them independent.

About Andrew Africk

Mr. Africk, 50, has over 20 years of corporate management and director experience. Africk founded Searay Capital LLC, a private investment company, in 2013. He previously spent 21 years at Apollo Global Management LLC, an alternative asset management firm, including as a senior partner responsible for Apollo’s investments in technology and communications such as Apollo’s purchases of Intelsat Ltd. (a global provider of commercial satellite services) and Hughes Communications, Inc. (a leading provider of satellite technology). Africk is currently a director of SunCoke Energy, Inc. (NYSE: SXC). Africk has a Juris Doctor degree, magna cum laude, from the University of Pennsylvania Law School, and holds an MBA from the Wharton School of Business at the University of Pennsylvania. In addition, Africk holds a B.A. in Economics, summa cum laude, from the University of California at Los Angeles.

About RPX

RPX Corporation is the leading provider of patent risk management and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.
As of March 31, 2016, RPX had invested over $2 billion to acquire more than 15,000 US and international patent assets and rights on behalf of more than 250 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.
RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions.  Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
(415) 445-3233	(415) 852-3180
ir@rpxcorp.com	media@rpxcorp.com